                                                                 EXHIBIT 20.1.10

                NEW DEBT COLLATERAL AGENCY AND SECURITY AGREEMENT

         This NEW DEBT COLLATERAL AGENCY AND SECURITY AGREEMENT (as it may be amended, supplemented or otherwise modified from time to time, this "Agreement")
                                                                     ---------
is dated as of February 19, 2002 and is made by and between Imperial Credit Industries, Inc. (the "Grantor") in favor of and for the benefit of Wilmington
                       -------
Trust Company ("WTC"), acting hereunder not individually but solely as
                ---
collateral agent (in such capacity, the "Collateral Agent") for the benefit of
                                         ----------------
the holders of Senior Secured Debt listed on Exhibit A attached hereto
                                             ---------
(collectively, the "Senior Secured Debt Purchasers"). The Senior Secured Debt
                    ------------------------------
Purchasers, and any successors and assigns thereto, are individually referred to herein as a "Secured Party" and collectively referred to herein as the "Secured
             -------------                                              -------
Parties").
-------

                             PRELIMINARY STATEMENTS

         Pursuant to that certain Master Recapitalization Agreement dated as of March 29, 2001, as amended by that First Amendment to Master Recapitalization Agreement, dated as of June 27, 2001 (such agreement, as so amended and as it may hereafter be amended or otherwise modified from time to time, being referred to herein as the "Recapitalization Agreement"), the Senior Secured Debt
                  --------------------------
Purchasers purchased $16,200,000 in aggregate principal amount of Senior Secured Debt from the Grantor (such debt being referred to herein as the "Series A
                                                                  --------
Senior Secured Debt"). Also pursuant to the Recapitalization Agreement, the
-------------------
Grantor issued $127,479,000 aggregate principal amount of 12% Senior Secured Notes due 2005 (the "Exchange Notes") pursuant to an indenture. The Grantor has
                     --------------
entered into a Standstill, Forbearance and Amendment Agreement, dated as of February 19, 2002 (the "Standstill Agreement"), with each of the Senior Secured
                        --------------------
Debt Purchasers and a Restructuring Agreement, dated as of February 19, 2002 (the "Restructuring Agreement"), with Southern Pacific Bank and the Stephen
      -----------------------
Adams Living Trust, as the sole holder of the Convertible Subordinated Debt (the "Adams Trust"). The Standstill Agreement and the Restructuring Agreement are
 -----------
intended to resolve certain disagreements between the Grantor and certain of the Senior Secured Debt Purchasers and between the Grantor and the Adams Trust regarding the Grantor's debt obligations to such parties. The Restructuring Agreement requires, among other things, that the Grantor issue to the Adams Trust an additional series of Senior Secured Debt in aggregate principal amount of $6,382,877 (the "Series B Senior Secured Debt") and $2,000,000 in aggregate
                    ----------------------------
principal amount of Exchange Notes. The Standstill Agreement requires, among other things, that the Grantor shall grant to the Senior Secured Debt Purchasers a valid perfected security interest in collateral having an immediately realizable cash value of $5 million that is in addition to the collateral provided for in the Security Agreement.

         Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Recapitalization Agreement.

         The term "Senior Secured Debt" as used herein means both the Series A
                   -------------------
Senior Secured Debt and the Series B Senior Secured Debt.

         The obligations of the Grantor under the Senior Secured Debt and the Exchange Notes are secured by collateral provided by the Grantor pursuant to that certain Amended and Restated Collateral Agency and Security Agreement, dated as of June 28, 2001 (the "Security
                                --------

Agreement") entered into between the Grantor and WTC, as Collateral Agent under
---------
the Security Agreement for the benefit of the holders of the Senior Secured Debt, the Exchange Notes and other indebtedness of the Grantor referred to therein as the Convertible Subordinated Debt.

         It is a condition precedent to the effectiveness of the Standstill Agreement and the obligations and releases of the parties to the Restructuring Agreement that the Grantor and WTC in its capacity as Collateral Agent shall have entered into this agreement under which Grantor shall have granted the assignments and security interests and made the pledges and assignments contemplated thereunder.

         The obligations of the Grantor under the Senior Secured Debt are also to be secured pursuant to this Agreement.

         NOW, THEREFORE, in consideration of the premises and in order to induce the Senior Secured Debt Purchasers and the Adams Trust to execute the Standstill Agreement and the Restructuring Agreement, respectively, the parties hereto hereby agree as follows:

         SECTION 1. Grant of Security. The Grantor hereby pledges and assigns to
                    -----------------
the Collateral Agent as security for the benefit of the Senior Secured Debt Purchasers, and hereby grants to the Collateral Agent for the benefit of such Secured Parties a security interest in, all of the Grantor's right, title and interest, whether now owned or hereafter acquired, in and to the following (collectively, the "Collateral"): The 1992 ISDA Master Agreement, dated as of
                    ----------
December 15, 1997, by and between the Grantor and Canadian Imperial Bank of Commerce (such entity and any successors thereto or assigns thereof under such agreement being referred to herein as "CIBC"), and any schedules thereto and the
                                       ----
Confirmation thereof dated August 26, 1998, as amended and restated as of October 4, 2000 (such Master Agreement, schedules and Confirmation, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, being collectively referred to herein as the "Assigned
                                                            --------
Agreement"), including, without limitation,
---------

              (a) all rights of the Grantor to receive moneys due and to become due under or pursuant to the Assigned Agreement;

              (b) all rights of the Grantor to receive proceeds of any insurance, indemnity, warranty, guaranty or collateral security with respect to the Assigned Agreement;

              (c) all claims of the Grantor for damages arising out of or for breach of or default under the Assigned Agreement;

              (d) all rights of the Grantor to terminate the Assigned Agreement, to perform thereunder and to compel performance by CIBC of CIBC's obligations thereunder and otherwise exercise all rights and remedies thereunder; and

              (e) to the extent not included in the foregoing, all proceeds of any and all of the foregoing collateral.

The parties hereto have agreed, and by their execution hereof acknowledge, that until the occurrence of an Event of Default (as defined in Section 6(a)(v)), the
                                                           ---------------
Grantor shall have the right to sell or dispose of any or all of the Collateral and the Collateral Agent is authorized to release from the security interest hereof any such Collateral held by it hereunder; provided, however, that prior
                                                 --------  -------
to any such sale or disposition that is proposed to occur at any time when the Senior Secured Debt remains issued and outstanding, the Grantor shall (i) deliver evidence reasonably satisfactory to the Required Noteholders that the immediately realizable cash value of the remaining Collateral is not less than $5 million and the Collateral Agent shall have received written evidence thereof from the Required Noteholders, or (ii) make appropriate arrangements approved in advance in writing by the Required Noteholders in their sole reasonable discretion to deposit $5 million of cash sale proceeds or $5 million of other cash collateral with the Collateral Agent as Collateral pursuant to this Agreement and the Collateral Agent shall have received written evidence thereof from the Required Noteholders.

         SECTION 2. Security for Obligations. This Agreement secures, and the
                    ------------------------
Collateral is collateral security for, the prompt payment and performance in full when due, whether on a specified payment date, at stated maturity, by acceleration or otherwise (including, without limitation, the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code or any similar law) of all obligations of the Grantor under the Senior Secured Debt, including interest (including, without limitation, interest that, but for the filing of a petition in bankruptcy would accrue on such obligations) or any fees or other expenses related thereto (any and all such obligations being referred to herein as the "Secured Obligations").
                                                          -------------------

         SECTION 3. Grantor Remains Liable; Transfer of Collateral to Collateral
                    ------------------------------------------------------------
Agent. Notwithstanding anything herein to the contrary,
-----

                    (a) the Grantor shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed;

                    (b) the exercise by the Collateral Agent of any of its rights hereunder shall not release the Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral;

                    (c) the Collateral Agent shall not have any obligation or liability under any such contracts or agreements included in the Collateral by reason of this Agreement, nor shall the Collateral Agent be obligated to perform any of the obligations or duties of the Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder; and

                    (d) the Collateral Agent shall have the right after the occurrence and during the continuance of an Event of Default beyond any grace period applicable thereto, to transfer into the name of the Collateral Agent or any of its nominees the Assigned Agreement.

         SECTION 4. Representations and Warranties. The Grantor hereby
                    ------------------------------
represents and warrants as follows:

              (a) The chief place of business and chief executive office of the Grantor is located at the address specified for the Grantor on Schedule
                                                                        --------
         I. The Grantor's federal tax identification number is as set forth on
         -
         Schedule I.
         ----------

              (b) The Assigned Agreement, a true and complete copy of which is attached hereto as Exhibit B, has been duly authorized, executed and
                            ---------
         delivered by the parties thereto, has not been amended or otherwise modified except as set forth in Section 1, and is in full force and effect and is binding upon and enforceable against the parties thereto in accordance with its terms. The Grantor has fully performed all of its obligations under the Assigned Agreement and the other party to the Assigned Agreement has no defense, setoff or counterclaim arising under the Assigned Agreement. There exists no default under the Assigned Agreement by either party thereto.

              (c) The Grantor is the legal and beneficial owner of the Collateral free and clear of any lien except for the security interest created by this Agreement. No effective financing statement or other instrument similar in effect covering all or any part the Collateral is on file in any recording office, except such as may have been filed relating to this Agreement.

              (d) This Agreement creates a valid first priority security interest in the Collateral, securing the payment of the Secured Obligations, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken.

              (e) The execution and delivery of this Agreement and the performance by the Grantor of its obligations hereunder are within the Grantor's corporate power, have been duly authorized by all necessary corporate action and do not and will not contravene or conflict with any provision of law or of the organizational documents of the Grantor or of any agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon the Grantor.

              (f) This Agreement is a legal, valid and binding obligation of the Grantor, enforceable in accordance with its terms, except that the enforceability of this Agreement may be limited by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and creates a valid and, after all appropriate financing statements are filed, first priority security interest in the Collateral and such security interest is entitled to all rights, priorities and benefits afforded by the Uniform Commercial Code in effect in the State of California (the "Uniform Commercial Code").
                                                 -----------------------

         SECTION 5. Further Assurances; Other Covenants.
                    -----------------------------------

              (a) The Grantor agrees from time to time that, at the expense of the Grantor, the Grantor will promptly execute and deliver all further instruments and documents, and take all further action required, or that the Collateral Agent may reasonably request, in order to perfect, protect and maintain the priority of any assignment or security interest granted or purported to be granted hereunder or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral.

              (b) The Grantor hereby authorizes the Collateral Agent on behalf of the Secured Parties entitled to the benefit thereof pursuant to the terms hereof to file one or more financing or continuation statements, and amendments thereto, relating to all or any part of the Collateral without the signature of the Grantor where permitted by law. A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

              (c) The Grantor covenants and agrees that, so long as any portion of the Secured Obligations shall remain unpaid, the Grantor will, unless the Collateral Agent shall otherwise consent in writing, perform and observe all the terms and provisions of the Assigned Agreement to be performed or observed by it, maintain the Assigned Agreement in full force and effect until the Termination Date (as defined in the Assigned Agreement), enforce the Assigned Agreement in accordance with its terms, and take all such action to such end as may be from time to time reasonably requested by the Collateral Agent to the extent any such action is not otherwise inconsistent with any other provision of this Agreement.

         SECTION 6. Economic Rights; Payments, Covenants; Limits of Security
                    --------------------------------------------------------
                    Interest; etc.
                    -------------

              (a) Until the occurrence of an Event of Default and the continuance thereof beyond any grace period applicable thereto:

                  (i) The Grantor shall be entitled to exercise any and all consensual or contractual rights relating or pertaining to the Collateral for any purpose to the extent that any such exercise is not inconsistent with the other provisions of this Agreement;

                  (ii) Subject to the limitations on the sale or disposition of the Collateral set forth in Section 1 hereof and the limitations set forth in Section 8 hereof, the Grantor shall be entitled to receive and retain any and all payments made or proceeds received with respect to the Collateral.

                  (iii) The Collateral Agent shall execute and deliver, or cause to be executed and delivered, to the Grantor, all such powers of attorney and other instruments as the Grantor may request in writing (upon which the Collateral Agent may fully rely) for the purpose of enabling the Grantor to exercise the rights and powers which it is entitled to exercise pursuant to subclause (i) above
                                                           -------------
         and to receive the payments which it is authorized to retain pursuant to subclause (ii) above.
            --------------

                (iv) The Grantor shall be entitled to enforce and prosecute all rights and remedies available under any of the Collateral.

                (v) For all purposes under this Agreement, "Event of Default" means an Event of Default as defined in the Senior Secured Debt, but not including any of the Alleged Existing Defaults (as defined in the Standstill Agreement).

         (b) The Grantor hereby irrevocably appoints the Collateral Agent the Grantor's attorney-in-fact, with full authority in the place and stead of the Grantor and in the name of the Grantor or otherwise, to, after the occurrence of an Event of Default and the continuance thereof beyond any grace period applicable thereto, exercise all rights and powers which the Grantor is otherwise entitled to exercise pursuant to Section 6(a)(i) and
                                                           ---------------
     Section 6(a)(iv) hereof and to receive and retain all payments otherwise
     ----------------
     payable to the Grantor under Section 6(a)(ii) hereof, and all such rights
                                  ----------------
     and powers shall thereupon become vested in the Collateral Agent which shall have, during the continuance of such Event of Default, the sole and exclusive authority to exercise such rights and powers and to receive such payments. Any and all money and other property paid over to or received by the Collateral Agent pursuant to this clause (b) shall be retained by the
                                           ----------
     Collateral Agent as additional Collateral hereunder and applied in accordance with the provisions hereof.

         (c) Notwithstanding any provision herein to the contrary, the rights of the Collateral Agent to receive any payments or proceeds with respect to to the Collateral (including, without limitation, any net proceeds resulting from any sale or transfer of the Collateral or as a result of any other remedy permitted hereunder) shall be limited to a maximum of $5 million, and any payments or proceeds received by the Collateral Agent in excess of such maximum limits shall be promptly returned to the Grantor.

     SECTION 7. Place of Perfection; Records. The Grantor shall keep its chief
                ----------------------------
place of business and chief executive office and the office where it keeps its records concerning the Collateral, at the location therefor specified on
Schedule I or, upon prior written notice to the Collateral Agent, at such other
----------
locations in a jurisdiction where all actions required by Section 5 shall have
                                                          ---------
been taken with respect to the Collateral.

     SECTION 8. Transfers and Other Liens. Except as otherwise permitted
                -------------------------
hereunder, the Grantor shall not (a) sell, assign (by operation of law or otherwise) or otherwise dispose of any of the Collateral, or (b) create or suffer to exist any Lien upon or with respect to any of the Collateral.

     SECTION 9.

         (a)    Appointment and Authorization of Collateral Agent. By execution
                -------------------------------------------------
     of the Standstill Agreement, each Secured Party hereby irrevocably designates and appoints WTC as the Collateral Agent of such Secured Party under this Agreement and each Secured Party hereby irrevocably authorizes the Collateral Agent to execute this

     Agreement and (i) to take action on its behalf and exercise such powers and use such discretion as are expressly permitted hereunder and all instruments relating hereto and thereto and (ii) to exercise such powers and perform such duties as are, in each case, expressly delegated to the Collateral Agent by terms hereof and thereof together with such other powers and discretion as are reasonably incidental hereto and thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Collateral Agent shall not have any duties or responsibilities except those expressly set forth herein or therein or any fiduciary relationship with any Secured Party and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Collateral Agent.

               (b) Delegation of Duties. The Collateral Agent may exercise its
                   --------------------
     powers and execute any of its duties under this Agreement by or through employees, agents or attorneys-in-fact and shall be entitled to take and to rely on advice of counsel concerning all matters pertaining to such powers and duties. The Collateral Agent may use the services of such persons as the Collateral Agent in its sole discretion may determine and all reasonable fees and expenses of such persons shall be borne by the Grantor.

               (c) Exculpatory Provisions. Neither the Collateral Agent nor any
                   ----------------------
     of its officers, partners, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action taken or omitted to be taken by it or such Person under or in connection with this Agreement or any Collateral (except for its or such person's own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Secured Parties for any recitals, statements, representations or warranties made by the Grantor or any officer thereof contained in, or made or deemed to be made in connection with any Senior Secured Debt or this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Agreement or any Senior Secured Debt, or for the due execution, legality, validity, effectiveness, genuineness, enforceability or sufficiency of the Senior Secured Debt or this Agreement or any other document or instrument furnished pursuant thereto or for any failure of the Grantor to perform its obligations thereunder. The Collateral Agent shall be under no obligation to the Secured Parties to ascertain or to inquire as to the observance or performance of any of the agreements contained in, statements made in, or conditions of the Senior Secured Debt or this Agreement or to inspect the property, including the books and records, of the Grantor.

               (d) Reliance by the Collateral Agent. The Collateral Agent shall
                   --------------------------------
     be entitled to rely, and shall be fully protected and shall incur no liability in acting and relying, upon any writing, resolution, notice, consent, certificate, affidavit, telegram, telecopy, telex or teletype message, statement, order or other document or telephone conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons and upon advice and statements of legal counsel, including without limitation counsel to the Grantor, independent accountants and other experts selected by the Collateral Agent. Without limiting the generality of the foregoing, the Collateral Agent may treat the payee of any Senior Secured Debt as the registered holder thereof until it receives notice or otherwise has actual knowledge that such payee is no longer the registered holder of such Senior Secured Debt.

     Notwithstanding anything to the contrary contained herein, the Collateral Agent shall be fully justified in failing or refusing to take action under this Agreement, including without limitation the exercise of any rights or remedies under, or the entering into of any agreement amending, modifying, supplementing, waiving any provision of, or the giving of consent pursuant to, any provision of this Agreement, unless it shall first receive instructions of the Required Noteholders (as defined below) as contemplated by Section 10 hereof and it shall first be indemnified to its reasonable
        ----------
     satisfaction by the Senior Secured Debt Purchasers against any and all liability and expense that may be incurred by it by reason of taking, continuing to take or refraining from taking any such action. For the purpose hereof, the "Required Noteholders" shall mean, at any time, the
                          --------------------
     holders of at least 51% of the aggregate outstanding principal amount of the Senior Secured Debt. The Collateral Agent shall in all such cases be fully protected in acting or in refraining from acting under this Agreement in accordance with the provisions of Section 10(e) hereof and in accordance
                                          -------------
     with written instructions and any action taken or any failure to act pursuant thereto shall be binding upon all the Secured Parties and all other holders from time to time of the Senior Secured Debt.

               (e) Knowledge or Notice of Default and Event of Default. The
                   ---------------------------------------------------
     Collateral Agent shall not be deemed to have actual, constructive, direct or indirect knowledge or notice of the occurrence of any Default or Event of Default unless and until the Collateral Agent has received written notice from a Secured Party or the Grantor describing such Default (as defined below) or Event of Default, setting forth in reasonable detail the facts and circumstances thereof and stating that the Collateral Agent may rely on such notice without further inquiry. The Collateral Agent shall have no obligation or duty prior to or after receiving any such notice to inquire whether a Default or Event of Default has in fact occurred and shall be entitled to rely, and shall be fully protected in so relying, on any such notice furnished to it. For the purpose hereof, "Default" means a Default as defined in the Senior Secured Notes, but not including any of the Alleged Existing Defaults.

               (f) Non-Reliance on Collateral Agent and Other Secured Parties.
                   ----------------------------------------------------------
     By execution of the Standstill Agreement, each Secured Party expressly acknowledges that, except as expressly set forth in this Agreement, neither the Collateral Agent nor any of the Collateral Agent's partners, officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Collateral Agent hereinafter taken, including any review of the affairs of the Grantor, shall be deemed to constitute any representation or warranty by the Collateral Agent to any Secured Party. Except for notices, reports and other documents expressly required to be furnished by the Collateral Agent hereunder, the Collateral Agent shall not have any duty or responsibility to provide the Secured Parties with any credit or other information concerning the business, operations, property, financial and other condition and credit-worthiness of the Grantor that may come into the possession of the Collateral Agent or any of its partners, officers, directors, employees, agents, attorneys-in-fact or Affiliates.

               (g) Indemnification. The Grantor agrees to indemnify WTC from and
                   ---------------
     against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time, including, without limitation, at any time following the payment of the Secured Obligations, be imposed on, incurred by or asserted against the Collateral Agent in any way relating to or arising out of its capacity as Collateral Agent or the Recapitalization Agreement, the Related Agreements, the Standstill Agreement or the Restructuring Agreement or actions or omissions of the Collateral Agent specifically required or permitted by this Agreement or by written instructions of the Required Noteholders pursuant to Section 10(c) hereof, including without limitation, costs incurred in
        -------------
     performance of its duties under Section 9(a), provided that the Grantor
                                     ------------
     shall not be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Collateral Agent's gross negligence of willful misconduct. The agreements in this Section 9(g)
                                                                    ------------
     shall survive the payment of the Secured Obligations and the termination of this Agreement.

               (h) Collateral Agent in its Individual Capacity. The Collateral
                   -------------------------------------------
     Agent and its Affiliates may generally engage in any kind of business with the Grantor as though such person was not the Collateral Agent hereunder and without any duty to account therefore to the Secured Parties.

               (i) Successor Collateral Agent.
                   --------------------------

                   (i) The Collateral Agent may resign at any time upon 60 days notice to the Secured Parties and Grantor and may be removed at any time, with or without cause, by the Required Noteholders by written notice delivered to the Grantor, the Collateral Agent and the Secured Parties. After any resignation or removal hereunder of the Collateral Agent, the provisions of this Section 9(i) shall continue to inure to its benefit as to any actions taken or omitted to be taken by it in connection with its agency hereunder while it was the Collateral Agent under this Agreement and it shall be entitled to be paid promptly when due any amounts owing to it pursuant to Section 9.6.
                                       -----------

                   (ii) Upon receiving notice of any such resignation or removal, a successor Collateral Agent shall be appointed by the Required Noteholders, provided, however, that such successor Collateral Agent shall be (A) a Person having a combined capital and surplus of at least $50 million and (B) authorized under bylaw to assume the functions of the Collateral Agent. If the appointment of such successor shall not have become effective, as provided below, within such 60-day period after the Collateral Agent's resignation or upon removal of the Collateral Agent, then the Collateral Agent may petition a court of competent jurisdiction for the appointment of a Collateral Agent. Such court shall, after such notice as it may deem proper, appoint a successor Collateral Agent meeting the qualifications specified in this Section 9(i)(ii).
                       ----------------

                   (iii) The resignation or removal of a Collateral Agent shall become effective upon the execution and delivery of such documents or instruments as are necessary to transfer the rights and obligations of the Collateral Agent under this Agreement, including without limitation, the delivery and recordation of all amendments, instruments, financing statements, continuation statements and other documents necessary to maintain the perfection of the security interests held by the Collateral Agent under this Agreement. Copies of each such document or instrument shall be delivered to all Secured Parties. The appointment of a successor Collateral Agent pursuant to this Section 9(i) shall become effective upon the acceptance of the appointment as Collateral Agent hereunder by a successor Collateral Agent. Upon such effective appointment, the successor Collateral Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent and the retiring Collateral Agent shall be discharged from its rights, powers, privileges and duties under this Agreement, but shall remain liable for its actions prior to and including such date of discharge.

          SECTION 10. Actions by the Collateral Agent.
                      -------------------------------

               (a)    Duties and Obligations. The duties and obligations of the
                      ----------------------
          Collateral Agent are only those set forth in this Agreement.

               (b)    Notification of Default. If the Collateral Agent has been
                      -----------------------
          notified in a writing conforming to the requirements of Sections 9 (d)
                                                                  --------------
          and (e) by any Secured Party or Grantor that a Default or an Event of
              ---
          Default has occurred, the Collateral Agent shall promptly furnish, and in any event no later than three Business Days after receipt of such notice, to the Secured Parties and the Grantor a copy of such written notice (a "Default Notice"). The failure of any Secured Party having
                     --------------
          knowledge of the occurrence of a Default or an Event of Default to notify the Collateral Agent or any Secured Party of such occurrence, however, does not constitute a waiver of such Default or Event of Default by the Secured Parties. If the Required Noteholders have not given prior instructions to the Collateral Agent, the Default Notice may contain a recommendation of actions to be taken by the Secured Parties and/or request instructions from the Secured Parties and shall specify the date on which responses are due in order to be timely within Section 10(d) hereof. If the Required Noteholders have given
                 -------------
          prior instructions to the Collateral Agent, the Collateral Agent shall promptly provide the Grantor with a copy of such instructions and take the actions requested by the Required Noteholders and the Default Notice shall inform the other Secured Parties and the Grantor of such actions.

               (c)    Exercise of Remedies. Except as otherwise provided in
                      --------------------
          Section 10(e) and Section 19 and subject to the limitations set forth
          -------------     ----------
          in Section 6(c), the Collateral Agent shall take only such actions and
             ------------
          exercise only such remedies under this Agreement as are approved in written instructions delivered to the Collateral Agent and signed by the Required Noteholders. If the Collateral Agent shall determine in good faith that taking the actions specified in such instructions is contrary to law or would violate the limitations set forth in Section
                                                                        -------
          6(c), it may refrain, and shall be fully protected in so refraining,
          ----
          from taking such action and shall immediately give notice of such fact to each of the Secured Parties. If instructions received by the Collateral Agent are in its good faith judgment ambiguous or conflict with other instructions received by the Collateral Agent, the Collateral Agent (a) shall promptly notify the Secured Parties of such ambiguity or conflict and request clarifying instructions, and (b) may either (1) delay in taking any such action or exercising any such remedy pending receipt of such clarifying instructions, and shall be fully protected in so delaying, or (2) take such actions as it is entitled under Section 10(e).

     (d) Instructions from Senior Secured Debt Purchasers. If any Senior Secured
         ------------------------------------------------
Debt Purchaser does not respond in a timely manner to any notice, including without limitation a Default Notice, from the Collateral Agent or request for instructions within the time period specified by the Collateral Agent in such notice or request for instructions, which shall be a minimum of five Business Days, the Senior Secured Debt held by such Senior Secured Debt Purchaser that would otherwise be included in a determination of Required Noteholders shall not be included in the determination of Required Noteholders for purposes of such notice or request for instructions. Any action taken or not taken without the vote of a Senior Secured Debt Purchaser under this Section 10(d) shall
                                                   -------------
nevertheless be binding on such Senior Secured Debt Purchaser.

     (e) Emergency Actions. If the Collateral Agent has asked the Secured
         -----------------
Parties for instructions and if the Required Noteholders have not yet responded to such request, the Collateral Agent shall be authorized to take, but shall not be required to take and shall in no event have any liability for the taking or the failure to take, such actions, other than any action described or permitted under Section 19 hereof, with regard to a Default or Event of Default that the
      ----------
Collateral Agent, in good faith, believes to be reasonably required to promote and protect the interests of the Secured Parties and to maximize both the value of the Collateral and the present value of the recovery by the Secured Parties on the Secured Obligations and shall give the Secured Parties appropriate notice of such action, provided that once instructions with respect to such request have been received by the Collateral Agent from the Required Noteholders, the actions of the Collateral Agent shall be governed thereby and the Collateral Agent shall not take any further action that would be contrary thereto.

     (f) Other Actions. The Collateral Agent shall have the right to take such
         -------------
actions, or omit to take such actions, hereunder and not inconsistent with the written instructions of the Required Noteholders delivered pursuant to Section
                                                                       -------
10(c) hereof and the limitations set forth in Section 6(c), including actions
-----                                         ------------
the Collateral Agent deems necessary or appropriate to perfect or continue the perfection of the liens on the Collateral for the benefit of the Secured Parties. Except as otherwise provided by the applicable law, the Collateral Agent shall have no duty as to any Collateral, the perfection, protection or maintenance of any assignment or security interest in the Collateral, the collection or protection of the Collateral or any income thereon, including any duty to ascertain or take action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Collateral Agent has or is deemed to have knowledge of such matters, nor as to the preservation of rights against prior parties, nor as to the preservation of rights pertaining to the Collateral beyond the safe custody of any Collateral in the Collateral Agent's actual possession.

     (g) Cooperation. To the extent that the exercise of the rights, powers and
         -----------
remedies of the Collateral Agent in accordance with this Agreement requires that any action be taken by any Secured Party, by execution of the Standstill Agreement, such

     Secured Party agrees to take such action and cooperate with the Collateral Agent to ensure that the rights, powers and remedies of all Secured Parties are exercised in full.

     (h) Distribution of Proceeds. All amounts owing with respect to the Secured
         ------------------------
Obligations shall be secured by the Collateral without distinction as to whether some Secured Obligations are then due and payable and other Secured Obligations are not then due and payable. Upon any realization upon the Collateral, by execution of the Standstill Agreement, the Secured Parties agree that the proceeds thereof shall, subject to the limitations set forth in Section 6(c), be
                                                                ------------
applied (i) first, to the amounts owing by the Grantor to the Collateral Agent solely in its capacity as Collateral Agent hereunder pursuant to this Agreement,
(ii) second, ratably to the payment of all amounts of interest outstanding on the Series A Senior Secured Debt according to the aggregate amounts of such interest then owing to each Senior Secured Debt Purchaser then owning Series A Senior Secured Debt, (iii) third, ratably to all amounts of principal outstanding under the Series A Senior Secured Debt according to the aggregate amounts of such principal then owing to each Senior Secured Debt Purchaser then owning Series A Senior Secured Debt, (iv) fourth, ratably to the payment of all amounts of interest outstanding on the Series B Senior Secured Debt according to the aggregate amounts of such interest then owing to each Senior Secured Debt Purchaser then owning Series B Senior Secured Debt, (v) fifth, ratably to all amounts of principal outstanding under the Series B Senior Secured Debt according to the aggregate amounts of such principal then owing to each Senior Secured Debt Purchaser then owning Series B Senior Secured Debt, (vi) sixth, ratably to all other amounts then due to the Senior Secured Debt Purchasers, including fees and expenses and (vii) seventh, the balance, if any, including all proceeds exceeding $5 million in the aggregate shall be returned to the Grantor or such other Persons as are entitled thereto. Upon the request of the Collateral Agent prior to any distribution under this Section 10(h), each
                                                      -------------
Secured Party shall provide to the Collateral Agent certificates, in form and substance reasonably satisfactory to the Collateral Agent, setting forth the respective amounts referred to in clauses (ii) through (vi) above that each such Secured Party believes it is entitled to receive, together with such wire transfer information or other payment instructions as the Collateral Agent may reasonably request.

     (i) Authorized Investments. Prior to any realization upon the Collateral,
         ----------------------
any and all funds held by the Collateral Agent in its capacity as Collateral Agent, whether pursuant to any provision of this Agreement shall, to the extent feasible, within a reasonable time, be invested by the Collateral Agent in Permitted Investments (as defined on Schedule II). Prior to making such investment or to the extent it is not feasible to invest such funds in Permitted Investments, the Collateral Agent shall hold any such funds in an interest bearing account. By execution of the Standstill Agreement, each Secured Party authorizes the Collateral Agent to open such an account. Any interest earned on such funds shall be retained in such account until there shall be a realization on the Collateral, at which time such funds shall be disbursed to the Secured Parties or the Grantor in accordance with Section 10(h). The Collateral Agent
                                          ------------
shall have no duty to place funds held and invested pursuant to this Section
                                                                     -------
10(i) in investments that provide for a maximum return. The Collateral Agent
-----
shall not be responsible for any loss of any funds invested in accordance with this Section 10(i).
     -------------

     SECTION 11. Agreement Available Only to Parties and Collateral Agent.
                 --------------------------------------------------------
Notwithstanding anything to the contrary herein, the parties hereto have entered into this Agreement solely for their own benefit and in order to establish solely with respect to each other and not with respect to the Grantor their respective rights to payment of the Secured Obligations, their respective rights to the proceeds of the Collateral and their respective rights and priorities with respect to certain other matters, all as more fully set forth herein. No person or entity other than the parties hereto shall have any rights, whether as third party beneficiary or otherwise, under this Agreement, and no agreement, statement or provision of this Agreement shall be deemed to be an admission by or against any of the parties hereto or be used by any person or entity, except the parties hereto, for any purpose whatsoever.

     SECTION 12. Rights Unaffected. The relative rights of the parties herein in
                 -----------------
and to the Collateral set out in this Agreement shall be unaffected by any consent or waiver with respect to, or renewal or extension of, the Secured Obligations.

     SECTION 13. Collateral Agent's Fees, Costs and Expenses. Grantor agrees to
                 -------------------------------------------
pay such fees to the Collateral Agent as mutually agreed from time to time and to pay all reasonable out-of-pocket costs and expenses of the Collateral Agent.

     SECTION 14. Remedies. If any Event of Default shall have occurred and be
                 --------
continuing beyond any grace period applicable thereto and subject to the limitations set forth in Section 6(c):
                         ------------

          (a) The Collateral Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it under applicable law, all the rights and remedies of a secured party upon default under the Uniform Commercial Code (whether or not the Uniform Commercial Code applies to the affected Collateral) and also may (i) require the Grantor to, and the Grantor hereby agrees that it shall at its expense and upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place to be designated by the Collateral Agent that is reasonably convenient to both parties, and
     (ii) without notice, except as specified below, advertisement, hearing or process of law of any kind, sell the Collateral or any part thereof in one or more parcels free and clear of all rights and claims of the Grantor at public or private sale, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent may deem commercially reasonable. The Grantor agrees that, to the extent notice of sale shall be required by law, at least 10 Business Days' notice to the Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.

          (b) All cash proceeds received in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may be held by the Collateral Agent as collateral for, and/or then or at any time thereafter applied (after payment of any fees and expenses of the Collateral Agent) in whole or in part against, all or any part of the Secured Obligations. Any surplus of such cash or cash proceeds remaining after payment in full of all the Secured Obligations shall be promptly paid over to the Grantor or to whomsoever may be lawfully entitled to receive such surplus.

          (c) The Collateral Agent is hereby authorized to comply with any limitation or restriction in connection with any sale of Collateral as it may be advised by counsel is necessary in order to (i) avoid any violation of applicable law (including, without limitation, compliance with such procedures as may restrict the number of prospective bidders and purchasers and/or further restrict such prospective bidders or purchasers to persons or entities who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Collateral) or (ii) obtain any required approval of the sale or of the purchase by any governmental regulatory authority or official.

     SECTION 15. Establishing Required Noteholders. In order to establish what
                 ---------------------------------
constitutes the Required Noteholders, the Collateral Agent may request from time to time, and, by execution of the Standstill Agreement, the Senior Secured Debt Purchasers agree to provide certificates setting forth the amount of the Senior Secured Debt held or represented by each Senior Secured Debt Purchaser, which certificates the Collateral Agent shall be entitled to rely on.

     SECTION 16. Amendments: Waivers; Etc. No amendment or waiver of any
                 ------------------------
provision of this Agreement, and no consent to any departure by the Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Collateral Agent and the Grantor, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     SECTION 17. Addresses for Notices. All notices and other communications
                 ---------------------
provided to the parties hereto shall be in writing or by facsimile and addressed, delivered or transmitted to such party at its address or facsimile number set forth below its signature hereto or at such other address or facsimile number as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when transmitted.

     SECTION 18. Continuing Security Interest. This Agreement shall create a
                 ----------------------------
continuing security interest in the Collateral and shall: (a) remain in full force and effect until all Secured Obligations have been paid in full, (b) be binding upon the Grantor, its successors and assigns and (c) inure, together with the rights and remedies of the Secured Parties hereunder, to the benefit of the Secured Parties and their respective permitted successors, transferees and assigns.

     SECTION 19. Termination. When all Secured Obligations have been paid in
                 -----------
full, the security interest granted hereby shall terminate and all rights to the Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof shall revert to the Grantor. Upon the termination of any such security interest, the Collateral Agent shall promptly return to the Grantor, upon the Grantor's request and at the Grantor's expense, such of the Collateral (and, in the case of a release, such of the released Collateral) held by the Collateral Agent as shall not have been sold or otherwise applied pursuant to the terms hereof. The Collateral Agent will, at the Grantor's expense, execute and deliver to the Grantor such other documents as the Grantor shall reasonably request to evidence such termination or release, as the case may be.

     SECTION 20. Governing Law; Terms. THIS AGREEMENT SHALL BE GOVERNED BY AND
                 --------------------
CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO CONFLICTS OF LAW PRINCIPLES, except to the extent that the validity or perfection of the security interest hereunder, or remedies hereunder, in respect of any particular Collateral are governed by the laws of a jurisdiction other than the State of New York and except that the rights and duties of WTC shall be governed by and construed in accordance with the laws of the State of Delaware. Unless otherwise defined herein or in the Recapitalization Agreement, terms used in Article 9 of the Uniform Commercial Code are used herein as therein defined.

     SECTION 21. Severability of Provisions. Any provision of this Agreement
                 --------------------------
which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

     SECTION 22. Counterparts. This Agreement may be executed in any number of
                 ------------
counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

                                    IMPERIAL CREDIT INDUSTRIES, INC.


                                    By:______________________________________
                                    Name:       Richard Cupp
                                    Title:      Chief Executive Officer

                                    Address:    23550 Hawthorne Boulevard
                                                Building 1, Suite 110
                                                Torrance, California 90505
                                    Facsimile:  (310) 791-373-9955


                                    WILMINGTON TRUST COMPANY, in its capacity as Collateral Agent on behalf of the Secured Parties


                                    By:_______________________________________
                                    Name: Daniel M. Reser
                                    Title: Authorized Signer

                                    Address:    Rodney Square North
                                                1100 N. Market Street
                                                Wilmington, DE 19890
                                                Attention: Corporate Trust
                                                Administration
                                    Facsimile:  (302) 636-4143

                                   Schedule I

               Chief Place of Business and Chief Executive Office:

                            23550 Hawthorne Boulevard
                              Building 1, Suite 110
                           Torrance, California 90505

                       Federal Tax Identification Number:

                                   95-4054791

                                   Schedule II

                              Permitted Investments

(a) Securities issued or guaranteed by the United States of America or any subdivision, agency or instrumentality thereof, or money market mutual funds that invest solely in such obligations.

(b) Securities issued by any state or municipality within the United States of America rated Aa or higher by Moody's Investors Service, Inc. or AA or higher by Standard & Poor's Rating's Services, a division of The McGraw-Hill Companies, Inc. ("S&P").

(c) Deposits in or certificates of deposit issued by a commercial bank which has combined capital and surplus in excess of $1 billion and which has, or the holding company of which has, a bond rating of at least A from Moody's Investors Service, Inc. or A1 by S&P.

(d) Open market commercial paper rated P1 by Moody's Investors Service, Inc. or A1 by S&P.

(e)      Bankers' acceptances from banks referred to in paragraph (c) above.

                EXHIBIT A: LIST OF SENIOR SECURED DEBT PURCHASERS
                -------------------------------------------------

Series A Senior Secured Debt
----------------------------
-----------------------------------------------

-----------------------------------------------
DENISE ADAMS LIVING             $  200,000
TRUST
-----------------------------------------------
AFFINITY BANK                   $8,000,000
HOLDINGS, INC.
-----------------------------------------------
ADAMS IMPERIAL                  $  400,000
LIMITED PARTNERSHIP I
-----------------------------------------------
ADAMS IMPERIAL                  $  400,000
LIMITED PARTNERSHIP II
-----------------------------------------------
KENT ADAMS                      $   50,000
-----------------------------------------------
ANDRIS BALTINS                  $  700,000
-----------------------------------------------
MARK ADAMS                      $  100,000
-----------------------------------------------
SCOTT ADAMS                     $  100,000
-----------------------------------------------
KMBY, INC. DBA                  $  100,000
ADCOMM IV, INC.
-----------------------------------------------
WAYNE BOYSEN                    $  200,000
-----------------------------------------------
GREGG A. BOYSEN                 $  100,000
-----------------------------------------------
K & B ASSOCIATES, INC.          $  100,000
-----------------------------------------------
JOHN EHLERT                     $  250,000
-----------------------------------------------
QUARTA, L.P.                    $  250,000
-----------------------------------------------
DAVID FRITH-SMITH               $  150,000
-----------------------------------------------
GLEASON, L.P.                   $1,250,000
-----------------------------------------------
JJZ LIMITED                     $  625,000
PARTNERSHIP
-----------------------------------------------
AGI HOLDING CORP.               $  500,000
KEYSOP
-----------------------------------------------
GEORGE PARKER                   $  200,000
-----------------------------------------------
DR. GEORGE PRANSKY              $  100,000
-----------------------------------------------
DEWEY, HELPUM &                 $  200,000
HOWE, INC. DEFINED
BENEFIT PLAN
-----------------------------------------------
GERALD I. RICH                  $  100,000
-----------------------------------------------
IMPERIAL CREDIT                 $  500,000
CHARITABLE
FOUNDATION
-----------------------------------------------
HARVEST OPPORTUNITY             $1,625,000
-----------------------------------------------

-----------------------------------------------

-----------------------------------------------
PARTNERS,L.P.
-----------------------------------------------

Series B Senior Secured Debt
----------------------------

Name                                                 Amount
----                                                 ------
The Stephen Adams Living Trust                       $6,382,877